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                                                                    Exhibit 23.1


          CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 22, 2005, relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2004 and 2003, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, included in the December 31, 2004 annual report on Form 20-F of Koninklijke Philips Electronics N.V., filed with the Commission on February 22, 2005, as amended by amendment on Form 20-F/A of Koninklijke Philips Electronics N.V. filed with the Commission on April 28, 2005.

Eindhoven, the Netherlands

May 26, 2005.

/s/ KPMG Accountants N.V
------------------------

KPMG Accountants N.V.